THIRD AMENDMENT TO
                      EMPLOYMENT AGREEMENT


          This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT is entered
into as of this         day of                            , 1993,
by and between J. BURGESS WINTER (the "Executive") and MAGMA COPPER COMPANY, a Delaware corporation (the "Company").

          Effective August 29, 1988, the Executive and the Company entered into an Employment Agreement. The Employment Agreement was amended by First and Second Amendments to Employment Agreement. This Third Amendment to Employment Agreement is entered into by and between the Executive and the Company to incorporate the earlier amendments to the Employment Agreement into a restated agreement, to delete obsolete provisions and to reflect the adoption of additional benefit and compensation plans and arrangements affecting the Executive. This Third Amendment to Employment Agreement is not a new agreement of employment and is not intended to materially change the conditions of the Executive's employment.

     By execution of this Third Amendment to Employment Agreement, the Company desires to reconfirm its right to the services of the Executive, in the capacity described below, on the terms and conditions set forth, and the Executive desires to continue such employment on such terms and conditions.

     NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company hereby amend and restate the Employment Agreement as follows:


                           ARTICLE ONE

                           EMPLOYMENT

          1.1. Employment as President and Chief Executive Officer of the Company. The Company has engaged and hired the Executive as President and Chief Executive Officer of the Company, and the Executive has accepted and agreed to such hiring, engagement and employment. The Executive's duties shall be such executive, managerial and board of director duties as are set forth hereunder, as the Board shall from time to time prescribe, and as shall be provided in the Bylaws of the Company. The Executive will devote his full time, energy and skill to the performance of his duties for the Company and for the benefit of the Company, reasonable vacations, reasonable absences because of illness, and reasonable absences for service as a director of other corporations excepted, all as authorized by the Board. Furthermore, the Executive will exercise due diligence and reasonable care in the performance of his duties for the Company under this Employment Agreement.

                           ARTICLE TWO

                        EMPLOYMENT PERIOD

          2.1. Initial Term. The Executive shall be employed by the Company for the duties as set forth in Article One, for the five (5) year period commencing on August 28, 1988 and ending on August 28, 1993, except as extended pursuant to Section 2.2 (the "Initial Term"), unless the employment of the Executive terminates earlier in accordance with the provisions of this Employment Agreement.

          2.2 Renewal. On each August 29th anniversary of this Employment Agreement, the Initial Term shall automatically extend for one (1) additional year (ending on the succeeding August 28), unless terminated pursuant to Article Six or Article Seven or unless the Company or the Executive gives notice in writing to the other prior to the August 29 renewal date that the Initial Term shall not be automatically extended. In the event that such notice is given, the Initial Term shall end on the latter of (a) August 28, 1993, or (b) the date on which the most recent automatic extension ends. In any event, the Initial Term shall end not later than August 28, 1997. The parties may renew this Employment Agreement for additional periods terms on mutually agreeable and conditions. Neither the Company nor the Executive is under any obligation to agree to such extensions and may refuse to extend or renew this Employment Agreement for any or no reason. The terms of employment, if any, of the Executive following the Initial Term are not required to be set forth in a formal amendment to this Employment Agreement and may be contained in an oral understanding.

To the degree this Employment Agreement is in effect in any Renewal Term, the total period under which the Employee renders services shall be referred to as the "Employment Period".


                          ARTICLE THREE

                          COMPENSATION

          3.1 Base Salary. Effective August 29, 1988, and thereafter, the Company shall pay the Executive and the Executive agrees to accept from the Company during the Initial Term as full compensation for his services and his promises to the Company (specifically including the Covenant Not to Compete as set forth in Article Eight) a full base salary compensation at the minimum rate of not less than Two Hundred Sixty Thousand Dollars ($260,000.00) per year, payable in equal semi-monthly installments or at such other time or times as the Executive and the Company shall agree and as otherwise provided by law. The Executive is entitled to consideration for salary increases from time to time in accordance with the regular policy of the Board, and for fiscal year 1993, the Executive's full base salary compensation shall be Four Hundred Twelve Thousand Five Hundred Dollars ($412,500.00).

          3.2 Short-Term Bonus. The Executive shall also be eligible to receive an annual bonus. The amount of such bonus, if any, shall be determined by the Board in its sole and absolute discretion, based upon the degree of success of the Company during each fiscal year in attaining its profit, productivity and cost of production objectives set by the Board for such fiscal year, commencing with the 1989 fiscal year. Prior to January 1, 1993, amounts received by the Executive for a fiscal year pursuant to the terms and provisions of the Company's Incentive Guidelines, if any, shall be credited against any bonus payable pursuant to this
Section 3.2. Commencing January 1, 1993, and thereafter, the annual bonus to which the Executive is entitled shall be the bonus determined under the Magma Copper Company Annual Incentive Plan approved by the Board for the fiscal year commencing January 1, 1993, and thereafter, as the same may hereafter be amended. In the event of termination of such plan, the Executive's annual bonus shall be determined under the other applicable provisions of this
Section 3.2 of this Employment Agreement. For purposes of this Employment Agreement, "Incentive Guidelines" shall mean the Magma Copper Company Annual Incentive Compensation Guidelines, as the same may be amended from time to time. In the event that the Executive's employment terminates pursuant to Article Six or Article Seven of this Employment Agreement in any fiscal year during the Initial Term or any Renewal Term, no annual bonus shall be payable for the fiscal year during which such termination occurs and in subsequent fiscal years.

          3.3 Long-Term Bonus. The Executive shall also be eligible to receive a long-term bonus, computed for each measurement cycle, in an amount not to exceed fifty percent (50%) of his average annual full base salary compensation described in
Section 3.1 that is in effect for the measurement cycle for which the long-term bonus is payable. For purposes of this Section 3.3, "measurement cycle" shall mean each successive three (3) year period, beginning with the first day of the Company's fiscal year beginning in 1989. A measurement cycle shall commence each year, beginning with 1989. The Executive shall be paid the amount of his long-term bonus, if any, for a measurement period at the end of such measurement period or within a reasonable time thereafter.
For measurement cycles commencing prior to January 1, 1993, the amount of such long-term bonus shall be determined by the Board, in its sole and absolute discretion, based upon attainment of the earnings per share goals of the Company, improvement in the market price of the Company's common stock during each measurement cycle, and upon such other performance-related factors as the Board shall determine, in its sole and absolute discretion. In the event that the Executive's employment terminates pursuant to Article Six or Article Seven of this Employment Agreement in any measurement cycle during the Initial Term, or any Renewal Term, no long-term bonus shall be payable for the current and subsequent measurement cycle. For the measurement cycle commencing on January 1, 1993, and each measurement cycle commencing thereafter, the long-term bonus to be determined under this Section 3.3 shall be the bonus determined or accrued for each such year under the Magma Copper Company Long-Term Incentive Plan, as the same may hereafter be amended. In the event of termination of such plan, the Executive's long-term bonus shall be determined in the same manner as is provided for measurement cycles commencing prior to January 1, 1993.


                          ARTICLE FOUR

                         FRINGE BENEFITS

          4.1 Benefit Plans. The Executive shall be entitled to participate in such Employee Benefit Plans as are sponsored by the Company and generally available to salaried employee participation.

Such participation shall be in accordance with the terms and provisions of the respective Employee Benefit Plans. The Executive shall also be entitled to participate in the Special Executive Deferred Compensation Plan, the Supplemental Benefit Plan and the Chief Executive Officer Plan. In the event of termination of such plans during the Initial Term, comparable benefits shall be provided hereunder, offset by any benefits actually provided under such plans. For purposes of this Employment Agreement "Employee Benefit Plans" shall have the meaning given the term under Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA").

For purposes of this Employment Agreement "Special Executive Deferred Compensation Plan" shall mean the Magma Copper Company Special Executive Deferred Compensation Plan, as the same may be amended from time to time, "Supplemental Benefit Plan" shall mean the Magma Copper Company Special Executive Supplemental Benefit Plan, as the same may be amended from time to time and "Chief Executive Officer Plan" shall mean the Magma Copper Company Chief Executive Officer Plan, as the same may be amended from time to time.

          4.2 Supplemental Pension. The Company shall pay to the Executive a supplemental pension benefit equal to twice the amount to which the Executive is entitled to receive under the benefit formula set forth under the terms and provisions of the Retirement Plan as it was constituted on August 29, 1988, without regard to amendments to such benefit formula required by Section 401(1) of the Internal Revenue Code (which, as of August 24, 1988, was one and three-quarters percent (1.75%) of "Final Average Earnings," less one and one-quarter percent (1.25%) of "Primary Social

Security Benefits" multiplied by "Years of Credited Service" as such terms were in the Retirement Plan as of such date); provided however that for purposes of computation of the benefit provided under this Section 4.2, the benefit provided under the Retirement Plan shall be computed subject to the following modifications:

               (a) The benefit shall be computed without regard to any legal limitation on compensation that may be considered as pensionable earnings under the Internal Revenue Code of 1986 (the "Code") or ERISA and shall be computed without regard to any legal limitation on benefits under the Code, including
     Section 415 of the Code and the corresponding provisions of the Retirement Plan;

               (b) The benefit will be computed considering amounts payable under Sections 3.1, 3.2 and 3.3 of this Employment Agreement as pensionable earnings and shall be based upon the highest three (3) consecutive years of such payments, with the consecutive years of payments under each respective section being computed separately, if a larger benefit is thereby produced (and, for such purposes, the long-term bonus payable for a measurement cycle may be divided by three (3) and assigned in equal portions to the respective years of the measurement cycle);

               (c) Any periods of Disability for which a benefit is payable under Section 4.4 of this Employment Agreement shall be considered as periods of active employment for purposes of computing such benefit (for purposes of this Employment Agreement "Disability" shall mean the Executive's inability, due to physical or mental illness or condition, to substantially perform the essential functions of his position for a period of six (6) or more months);

               (d) The benefit so computed shall be payable in the form of a monthly annuity for the Executive's life, commencing not earlier than retirement from active employment on and after attainment of the age of sixty-two (62) years;

               (e) If the Executive is not offered continuing employment by the Company in a comparable position on and after the attainment of the age of sixty-two (62) years, then the benefit so computed above shall not be less than Seventy-Five Thousand Dollars ($75,000.00) per year commencing upon retirement at or after attainment of the age of sixty-two (62) years, or One Hundred Thousand Dollars ($100,000.00) commencing upon retirement at or after attainment of the age of sixty-five (65) years; the benefit so computed shall be adjusted to equal such greater amounts at the age of actual retirement; the minimum benefit computed above shall be interpolated based on complete months for retirement between the ages of sixty-two (62) and sixty-five (65);

               (f) Any amounts payable to the Executive under the Retirement Plan, under the Excess Benefit Plan, the Supplemental Benefit Plan and the Chief Executive Officer Plan shall be subtracted from amounts payable pursuant to this
     Section 4.2, so that there is no duplication of retirement benefit; and

               (g) The benefit payable, as computed under the preceding Sections 4.2(a) through 4.2(f) of this Employment Agreement, may be paid, at the sole election of the Executive, in the form of a single cash lump sum, computed for present value purposes using the interest rate factor published by the Pension Benefit Guaranty Corporation for purposes of valuing an immediate annuity in effect as of the date such computation is made. An election to receive such lump sum payment must be made by the Executive in writing not later than the last day of the calendar year preceding the calendar year in which he first becomes entitled to such benefit. In calculating the amount of any such lump sum, the actuarial equivalent of any amounts described in Section 4.2(f) shall be subtracted, to preclude duplication of benefits. For purposes of such computation, mortality factors shall be those used for calculating actuarial equivalency under the Retirement Plan.

     The benefit payable hereunder may be paid in the sole discretion of the Company, from the Company's general assets, under the terms of (and with funds held for payment under) the Supplemental Benefit Plan or under a separate funding vehicle.

     Notwithstanding anything to the contrary in this Section 4.2, the benefit payable under this Section 4.2 shall not be payable in the event of the Executive's Termination for Cause pursuant to Section 8.1, or if the Executive resigns pursuant to Article Seven (without a final determination that the Company has breached this Employment Agreement), prior to the date the Executive becomes vested in a benefit under the Retirement Plan. Stated conversely, in the event the Executive separates before vesting under the Retirement Plan, he shall nevertheless be entitled to the benefit under this
     Section 4.2 unless the separation constitutes a Termination for Cause or was a resignation without a contemporaneous or subsequent determination that the Company breached this Employment Agreement.

     The formula set forth under this Section 4.2 shall govern throughout the term of this Employment Agreement. The Company does, however, reserve the right to amend the Retirement Plan.

     For purposes of this Employment Agreement, "Retirement Plan" shall mean the Retirement Plan for Salaried Employees of Magma Copper Company, as the same may be amended from time to time and the "Excess Benefit Plan" shall mean the Magma Copper Company Excess Benefit Plan, as the same may be amended from time to time.

          4.3 Stock Options. Pursuant to the terms of the Company's 1987 Stock Option and Stock Award Plan, 1989 Stock Option and Stock Award Plan and the 1993 Stock Option and Stock Award Plan (the "Stock Plans"), or separately directly from the Company, the Executive shall receive an annual grant of stock options equal in cumulative exercise price (determined by averaging market closing prices over the ninety (90) day period prior to the date of grant) equal to the Executive's Base Salary. Such options shall be exercisable not less slowly than in equal fractional portions over a three (3) year period, measured from the date of grant, provided that such options shall be fully exercisable upon the death or Disability of the Executive, or the retirement of the Executive after attaining the age of sixty-five (65) years. Any options not exercisable on separation from employment, except as otherwise provided in this Employment Agreement, or as otherwise provided in the instrument evidencing the grant, shall be forfeited by the Executive.

          4.4 Short-Term Disability. If the Executive becomes entitled to benefits under the Short-Term Disability Plan, the Company will pay, in addition to benefits under the Short-Term Disability Plan, the Executive's full base salary compensation under Section 3.1 until the earlier of (i) the Executive's recovery or (ii) expiration of twenty-six (26) weeks from the Executive's initial date of Disability. For purposes of this Employment Agreement "Short-Term Disability Plan" shall mean the short-term disability plan maintained by the Company for salaried employees, as the same may be amended from time to time.

          4.5 Long-Term Disability. If the Executive becomes Disabled and entitled to benefits under the Company's Long-Term Disability Plan, the Company will pay in addition to benefits under the Long-Term Disability Plan, the Executive's full base salary compensation under Section 3.1 until the Executive is no longer Disabled or attains the age of sixty-five (65) years, whichever first occurs. For purposes of this Employment Agreement "Long-Term Disability Plan" shall mean the long-term disability plan maintained by the Company for salaried employees, as the same may be amended from time to time.

          4.6 Pre-Retirement Death Benefit. In the event of the death of the Executive while the Executive is actively employed, the Company will provide a death benefit of One Million Dollars

($1,000,000) payable to the Executive's designated beneficiary; provided that any coverage amounts payable to the Executive's designated beneficiary under the Company's Life Insurance Plan shall be credited against the death benefit to be provided under this Section 4.6, except accidental death benefits, which shall not be so credited. The death benefit described in this Section 4.6 shall be payable through a life insurance policy, as opposed to a non-insured death benefit, only if the Executive is able to successfully pass a standard life insurance physical examination for such coverage amounts resulting in coverage at standard rates and such coverage remains in effect at the Executive's death. For purposes of this Employment Agreement "Life Insurance Plan" shall mean the Life Insurance and Accidental Death and Dismemberment Insurance Plan maintained by the Company, as the same may be amended from time to time.

          4.7 Personal Financial, Legal and Tax Services. The company shall pay the cost, not to exceed three percent (3%) of the Executive's full base salary compensation under Section 3.1, of the Executive's legal counsel, tax advisors, tax return preparers and financial advisors. If such services are provided by or through the Company, the fair market value of such services shall be credited against the amount payable under this Section 4.7. The Executive shall be responsible for any income taxes arising as a result of such payment or provision of such services or payment of such costs, without further reimbursement by the Company.

          4.8  Vacation.  The Executive shall be entitled to four
(4) weeks of paid vacation per calendar year (which payment shall be included as part of the Executive's full base salary compensation described in Section 3.1 of this Employment
Agreement), with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies.

          4.9 Post-Retirement Life Insurance. In the event that the Executive retires from active employment with the Company on or after the attainment of the age of sixty-five (65) years, the Executive shall be provided a policy or policies of insurance with a face value of One Hundred Thousand Dollars ($100,000.00), upon which seven (7) annual premiums have been paid; provided that the Company shall, in any event, be entitled to the recovery of its premiums from cash values prior to the assignment or transfer of such policy or policies. In the event that the Executive shall separate from employment before such date, no such policy delivery shall be made hereunder.

                          ARTICLE FIVE

                        BUSINESS EXPENSE

          5.1 Business Expense. The Company will reimburse the Executive for any and all necessary, customary and usual expenses incurred on behalf of the Company in accordance with Company policies. The Company will provide a country club membership (but not necessarily ownership of the membership) at a country club of the Executive's choice in Pima County, Arizona or any other county in which the Company's headquarters shall be located, during the Initial Term of this Employment Agreement. The Company will at its expense conduct an annual physical examination of the Executive through a physician of the Executive's choice, and the results of such examination shall be available to both the Company and the Executive. The Executive shall be responsible for any additional incomes taxes, if any, resulting from expenses under this Section
5.1 constituting taxable income under Section 132 of the Code (or any successor provision).


                           ARTICLE SIX

                       DEATH OR DISABILITY

          6.1 Death or Disability. If the Executive becomes Disabled while employed by the Company, and as a result thereof becomes unable to continue the proper performance of his duties for the Company, or if the Executive dies while employed by the Company, the Executive's employment shall automatically cease and terminate. The Company's obligations for compensation and benefits pursuant to Article Three and Four shall end as of the date of the Executive's death or, in the case of Disability, the Executive's last day of active employment, except as provided in Article Five.


                          ARTICLE SEVEN

          TERMINATION OTHER THAN BY DEATH OR DISABILITY

          7.1  Termination by the Company.

               (a)  Termination for Cause.  The Company may
     terminate this Employment Agreement at any time before the last day of the Initial Term (August 28, 1993), or the last day of any Renewal Term if this Employment Agreement is renewed pursuant to its terms as contained herein by the mutual agreement of the parties, only for "cause" or pursuant to Article Six. The term "cause" as used herein shall mean:

                    (i) The willful and continuing refusal of the Executive to implement or adhere to policies or directives of the Board of Directors of the Company;

                    (ii) Conduct of a criminal nature which may have an adverse impact on the Company's reputation and standing in the community;

                    (iii) Conduct which is in violation of the Executive's common law duty of loyalty to the Company;

                    (iv) Fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others; or

                    (v)  Conduct which is willfully and
          intentionally in violation of any provision of this Employment Agreement.

     The existence of cause shall be conclusively determined by the Board or its duly appointed agent. If the Executive's employment is terminated for any of the reasons specified in subparagraphs (ii), (iii) or (iv) hereinabove, the Executive's employment may be terminated immediately without any advance written notice. If the Executive's employment is terminated for any of the reasons stated in subparagraphs (i) or (v), the Executive shall be entitled to receive ninety (90) days' advance written notice of the termination, and such notice shall not be effective unless the Executive is first given seven (7) days to remedy noncompliance with subparagraph (i), if notice is given on account of the reason stated in subparagraph (i). In the event of termination for cause, the Company's obligations for compensation and benefits pursuant to Article Three and Article Four shall cease upon the last day of employment, except as provided in Article Four. In the event of termination for death or disability, Article Four shall govern the Company's obligations for benefits.

          7.2 Normal Termination. This Employment Agreement shall automatically terminate on the expiration of the last Renewal Term (August 28, 1997) without any notice from either party, unless the parties mutually agree to extend this Employment Agreement for additional periods of time. If the parties do agree to extend this Employment Agreement, the Employment Agreement, as extended, shall automatically terminate as of the last day of each Renewal Term without any notice from either party, unless the parties mutually agreement to extend the Employment Agreement for an additional period of time. Unless this Employment Agreement is terminated pursuant to Section 7.1 or Article 6, the Company's obligations to pay compensation and benefits pursuant to Article Three and Article Four shall continue during the Initial Term or the Renewal Term, whichever is applicable.

          7.3 Termination by the Executive. The Executive shall have the right to terminate this Employment Agreement at any time. The Executive agrees to provide the Company with one hundred twenty
(120) days prior written notice of any such termination. The Company's obligation to pay the Executive's compensation and benefits pursuant to Article Three and Article Four shall cease as of the Executive's last day of work, subject to the remaining provisions of this Section 7.3. Notwithstanding anything to the contrary in this Section 7.3, if the Executive gives written notice that the Company has materially breached any of its commitments under this Employment Agreement, unless the Company rectifies the breach within the one hundred twenty (120) days of the notice or disputes the occurrence of the alleged breach in writing within such one hundred twenty (120) day period, the Company's obligation to pay compensation and benefits pursuant to Article Three and Four shall continue during the Initial Term or the Renewal Term, whichever is applicable, even though the Executive may thereafter resign. If the Executive resigns from the Company pursuant to such charge of breach and there has been no determination that the Company did not breach this Employment Agreement, the Executive will be entitled to receipt of compensation and benefits pursuant to Article Three and Article Four during the Initial Term or the Renewal Term, whichever is applicable. Any determination of breach pursuant to this Section 7.3 shall be made by an arbitrator in accordance with Article Fourteen. Compensation and benefits shall remain payable during the period described in this Section 7.3 unless the arbitrator determines that the Executive's position is frivolous and without merit, in which event the Executive shall be obligated to repay to the Company such compensation and benefits paid to the Executive during such period. For purposes of this
Section 7.3 a substantial diminution of the business of the Company by reason of sale or transfer of substantial and financially significant operating divisions or facilities shall constitute a breach of this Employment Agreement. The Company shall be deemed conclusively to have committed the breach if it does not dispute the occurrence of the alleged breach within the one hundred twenty
(120) day period noted above. In the event the Executive's responsibilities as President and Chief Executive Officer of the Company are substantially diminished without cause under Section 7.1, such substantial diminution shall constitute a breach of this Employment Agreement for purposes of Section 7.3. Substantial diminution shall, for such purposes, not include a sale, transfer or closure of less than substantially all of the Company's assets.

          7.4 Effect of Termination. Upon the proper termination of this Employment Agreement by the Company for any reason other than death or Disability of the Executive, or upon the termination of this Employment Agreement by the Executive, this Employment Agreement shall thereupon be and become void and of no further force or effect, except that the "Covenant Not to Compete" (as defined in Section 8.1) and the "Proprietary Information" provisions (as defined in Section 9.1) shall survive any said termination and shall continue to bind the Executive for the period of time stated therein and the arbitration provisions of Article Fourteen shall continue to govern any disputes arising hereunder. Any payments due pursuant to the terms of this Employment Agreement for services rendered prior to the termination shall be made as provided in this Employment Agreement.


                          ARTICLE EIGHT

                     COVENANT NOT TO COMPETE

          8.1 Covenant Not to Compete. The Executive acknowledges that he is the President and Chief Executive Officer of the Company and in such capacity the Executive is the Company's representative with the customers and potential customers of the Company. The Executive also acknowledges that he will have access to confidential information about the Company and its customers and that he will have access to other "proprietary information" (as defined in Section 9.1) acquired by the Company at the expense of the Company for use in its business. The Executive has substantial experience in the mining industry, and possesses special, unique and extraordinary skills and knowledge in this field. The Executive's management and operational services to the Company are special, unique and extraordinary and the success or failure of the Company is dependent upon the Executive's discharge or his duties and obligations. Accordingly, by execution of this Employment
Agreement:

               (a) Duration of Covenant. The Executive agrees that during the Initial or any Renewal Term or during the Employment Period and for a period of two (2) years following the Executive's termination of employment for any reason (whether such termination shall be voluntary or involuntary) the Executive shall not violate the provisions of subparagraph
     (b), below. The Executive agrees that the two (2) year period referred to in the preceding sentence shall be extended by the number of days included in any period of time during which the Executive is or was engaged in activities constituting a breach of subparagraph (b).

               (b) Prohibited Competitive Activities. During the time period specified in subparagraph (a), the Executive shall not:

                    (i)  Directly or indirectly own, operate,
          manage, consult with in a manner facilitating competition, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any metals mining business in the State of Arizona; or

                    (ii) Directly or indirectly solicit business from any individual or entity in the State of Arizona which obtained goods and services from the Company at any time during the Executive's employment; and

                    (iii)     Directly or indirectly solicit any
          business from any individual or entity in the State of Arizona solicited by the Executive on behalf of the Company.

               (c)  Need for Covenant, Legal Remedies.  The
     Executive expresses, agrees and acknowledges that this Covenant Not to Compete is necessary for the Company's protection because of the nature and scope of the Company's business and the Executive's position with and services for the Company. Further, the Executive acknowledges that, in the event of his breach of this Covenant Not to Compete, money damages will not sufficiently compensate the Company for its injury caused thereby, and the Executive accordingly agrees that in addition to such money damages the Executive may be restrained and enjoined from any continuing breach of this Covenant Not to Compete without any bond or other security being required by any court. The Executive acknowledges that any breach of this Covenant Not to Compete would result in irreparable damage to the Company.

               (d) Acknowledgements by Executive. The Executive expressly agrees and acknowledges as follows:

                    (i) This Covenant Not to Compete is reasonable as to time and geographical area and does not place any unreasonable burden upon him;

                    (ii) The general public will not be harmed as a result of enforcement of this Covenant Not to Compete;

                    (iii)     The Executive has requested or has
          had the opportunity to request that his personal legal counsel review this Covenant Not to Compete; and

                    (iv) The Executive understands and hereby agrees to each and every term and condition of this Covenant Not to Compete.

                          ARTICLE NINE

                     PROPRIETARY INFORMATION

          9.1  Proprietary Information.

               (a) Return of Proprietary Information. Upon termination of this Employment Agreement for any reason, the Executive shall immediately turn over to the Company and "proprietary information," as defined below. The Executive shall have no right to retain any copies of any material qualifying as "proprietary information" for any reason whatsoever after termination of his employment hereunder without the express written consent of the Company.

               (b) Non-Disclosure. It is understood and agreed that, in the course of his employment hereunder and through his activities for and on behalf of the Company, the Executive will receive, deal with and have access to the Company's proprietary information and that the Executive holds the Company's proprietary information in trust and confidence for the Company. The Executive agrees that he shall not, during the term of this Employment Agreement or thereafter, in any fashion, form or manner, directly or indirectly, retain, make copies of, divulge, disclose or communicate to any person, in any manner whatsoever, except when necessary or required in the normal course of the Executive's employment hereunder and for the benefit of the Company or with the express written consent of the Company, any of the Company's proprietary information or any information of any kind, nature or description whatsoever concerning any matters affecting or relating to the Company's business.

               (c) Proprietary Information Defined. For purposes of this Employment Agreement, "proprietary information" shall mean and include the following:

                    (i)  The identity of clients or customers or
          potential clients or customers of the Company;

                    (ii) Any written, typed or printed lists or other materials identifying the clients or customers of the Company;

                    (iii)     Any financial or other information
          supplied by clients or customers of the Company;

                    (iv) Any and all data or information involving the techniques, programs, methods or contacts employed by the Company in the conduct of its business;

                    (v)  Any lists, documents, manuals, records,
          forms, or other materials used by the Company in the conduct of its business;

                    (vi) Any descriptive materials describing the methods and procedures employed by the Company in the conduct of its business; and

                    (vii)     Any other secret or confidential
          information concerning the Company's business or affairs.

     The terms "list", "document", or their equivalent, as used in this Article Nine, are not limited to a physical writing or compilation but also include any and all information whatsoever regarding the subject matter of the "list" or "document" whether or not such compilation has been reduced to writing.


                           ARTICLE TEN

                           ASSIGNMENT

          10.1 Assignment. This Employment Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Employment Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation or transfer or sale of all or substantially all of the assets or stock of the Company with or to any other individual or entity, this Employment Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall, pursuant to a written assumption, discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.


                         ARTICLE ELEVEN

                          GOVERNING LAW

          11.1 Governing Law. This Employment Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Arizona, and no action involving this Employment Agreement may be brought except in the Superior Court for the State of Arizona or the Federal District Court for the District of Arizona, subject to
Section 14.1.

                         ARTICLE TWELVE

                        ENTIRE AGREEMENT

          12.1 Entire Agreement. This Employment Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. In the event that this Third Amendment to Employment Agreement shall be subject to Section 280G(b)(C) of the Internal Revenue Code, this Third Amendment shall be void and the Employment Agreement as amended prior to this Third Amendment shall remain in full force and effect.


                        ARTICLE THIRTEEN

                             WAIVER

          13.1 Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.




                        ARTICLE FOURTEEN

                           ARBITRATION

          14.1 Arbitration. All claims, disputes and other matters in question between the parties arising out of the employment relationship (other than claims arising pursuant to the Covenant Not to Compete or Proprietary Information provisions of Article Eight and Article Nine shall be decided by arbitration in accordance with the rules of the American Arbitration Association, unless the parties mutually agree otherwise. The award by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any Arizona or federal court having jurisdiction thereof. During any period when an arbitration pursuant to this Section 14.1 is pending any compensation or benefits payable to the Executive pursuant to Article Three and/or Article Four shall continue to be paid, and the Company shall pay the Executive's legal fees incurred in connection with such arbitration; such amounts shall be refundable to the Company only if the Executive was the charging party and the arbitrator determines that the Executive's position was frivolous and without merit.


                         ARTICLE FIFTEEN

                          SEVERABILITY

          15.1 Severability. In the event that a court of competent jurisdiction determines that any portion of this Employment Agreement is in violation of any statute or public policy, then only the portions of this Employment Agreement which violate such statute or public policy shall be stricken. All portions of this Employment Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Employment Agreement shall modify the stricken terms as narrowly as possible to give as must effect as possible to the intentions of the parties under this Employment Agreement.

                         ARTICLE SIXTEEN

                             NOTICES

          16.1 Notices. Any notice or other communication required or permitted pursuant to the terms of this Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that until any such notice of change of address is received, notices shall be sent to the following addresses:

     If to the Executive:          If to the Company:

     J. Burgess Winter             Magma Copper Company
     6605 Placita Alhaja           7400 N. Oracle Rd., Suite 200
     Tucson, Arizona   85715       Tucson, Arizona   85704
                                   Attn:  Vice President, Human
                                   Resources

                        ARTICLE SEVENTEEN

                        BOARD SUBMISSION

          17.1 Board Submission. The Executive's name shall be submitted to the Board for election to the office of President during each applicable term for so long as the Executive serves as President of the Company, without breach of this Employment
Agreement.

          IN WITNESS WHEREOF, the Company has caused this Third Amendment to Employment Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Employment Agreement as of the date and year first above written.

                                   MAGMA COPPER COMPANY



                              By:  Donald J. Donahue
                              Its: Chairman of the Board
ATTEST:


By:  Andrew A. Brodkey
Its: Secretary & General Counsel
                                   EXECUTIVE



                              By:  J. Burgess Winter